                                                                   EXHIBIT 10.37


                   AGREEMENT FOR THE SALE AND PURCHASE OF COAL

         This Coal Supply Agreement (hereinafter referred to as the "Agreement") is entered into as of the ____ day of _______, ____, by Anker Energy Corporation, a corporation incorporated in Delaware, (hereinafter referred to as the "Supplier") and its affiliated mining companies, Anker West Virginia Mining Company, Inc. and Juliana Mining Company, Inc. (collectively hereinafter referred to as the "Producer") and Potomac Electric Power Company, a District of Columbia corporation (hereinafter referred to as the "Purchaser"), having its principal business address in Washington, DC.

         For and in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE 1

                            PURCHASE AND SALE OF COAL


         1.1 - Definitions. Wherever the following terms are used in this Agreement they shall have the meaning stated below:

         (a) Allowance Tracking System (ATS) shall mean the system by which the Administrator of EPA issues, records and tracks allowances.

         (b) Analysis shall mean a test of coal quality characteristics performed in accordance with ASTM standards.

         (c) As-Received Basis shall have the meaning ascribed to that phrase in ASTM Specifications D3180 (1984).


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         (d)    ASTM shall mean the American Society for Testing and Materials.

         (e) ASTM Standards shall mean those ASTM written specifications, standards or instructions governing procedures or tests covered by this Agreement in the most current version at the time such procedures or tests are implemented.

         (f) BTU shall mean a standard British Thermal Unit reflecting the calorific heating value of coal.

         (g)    Carrier shall mean CSX Transportation.

         (h) Contract Year shall mean a period beginning on January 1 and ending on December 31, and each twelve (12) month period thereafter.

         (i) Emission Allowance shall mean an authorization under Title IV of the Clean Air Act to emit up to one ton of SO(2) during or after a specified calendar year.

         (j) Encumbrance shall mean any right, title, interest, lien, security interest or claim attached to or binding upon Emission Allowances (other than a claim or right asserted by EPA pursuant to its authority under Title IV of the Clean Air Act).

         (k)    EPA shall mean the United States Environmental Protection
Agency.

         (l)    Force Majeure Event shall have the meaning ascribed to it in
Article 7.


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         (m)    Governing Analysis shall mean the analysis of samples taken in accordance with Section 2.2.

         (n) Heating Value shall mean the gross calorific value of coal expressed in BTU/pound.

         (o) Producing Facilities shall mean the coal production facilities specified in Section 1.10 of this Agreement.

         (p) Seller shall include both the Supplier and the Producer. The Supplier and the Producer jointly and severally agree to perform those obligations herein defined as obligations of the Seller. References herein to the parties shall be to the Purchaser as one party and the Seller as the other party.

         (q) Supplier's Agent shall mean African American Coal Company, Inc., incorporated in Washington, DC, and Courtney F. Foos Coal Company, Inc., a corporation incorporated in Pennsylvania.

         (r) Shipment shall mean a single trainload of coal, loaded at the Producing Facility having a nominal net weight of not less than 7,800 Tons.

         (s)    Ton shall mean a short ton of 2,000 pounds (avoirdupois).

         (t) Transfer shall mean, in the context of an Allowance transaction, the execution by the transferor of the proper documentation to authorize the transfer of Allowances within the ATS from



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the transferor's account or accounts to the Purchaser's/transferee's account or accounts and the delivery of such documentation to the Purchaser/transferee.

         (u) UMLER file shall mean "The Official Railway Equipment Register - Freight Connections & Freight Cars Operated By The Railroads And Private Car Companies Of North America" filed quarterly with the Canadian Transport Commission, state commissions, and the Surface Transportation Board.

         1.2 - Commitment and Term. Subject to the terms and conditions of this Agreement, the Seller shall sell and the Purchaser shall purchase and accept in rail cars at the Purchaser's Chalk Point, Dickerson and/or Morgantown Generating Stations coal meeting the quality specifications set forth in Article 2.

         (a) The term of this Agreement shall be one (1) year, commencing on January 1, 1999 and ending at midnight December 31, 1999, unless terminated sooner, as set forth in this Agreement, or otherwise extended at the sole unilateral option of the Purchaser as set forth in Subsection (b).

         (b) Purchaser's Option for Additional One Year Terms. The Purchaser shall have the unilateral option, to be exercised in its sole discretion, to enter into successive one (1) year terms extending this Agreement with the Seller. If the Purchaser elects to exercise its option, it shall provide the Seller with written notice of its election on or before October 1, 1999, for Contract Year 2000 and, if applicable, on or before October 1, 2000 for Contract Year 2001. The terms and conditions of this Agreement, including but not limited to the Price provisions of Article 4, shall apply in any option year of the Agreement. If the Purchaser fails to exercise the option year(s) in writing within the time period set forth herein, the Agreement shall terminate at midnight on December 31 of



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the current Contract Year. The Seller agrees to hold harmless the Purchaser and waives any and all claims for damages arising out of the Purchaser's decision to elect or not to elect to exercise the option year(s) provided hereunder.

         1.3 Quantities. The Seller shall supply to the Purchaser approximately 1,500,000 Tons of coal during the first Contract Year (Base Quantity) and, in the event the Purchaser exercises its unilateral option as set forth in Section 1.2 (b), 1,750,000 Tons of coal during either of the optional 2000 or 2001 Contract Years (Base Quantity). Except as provided in (c) and (d) below, and subject to adjustment as otherwise provided in this Agreement, coal shall be sold and shipped hereunder, in accordance with the monthly tonnage requirement for the Contract Year set forth by the Purchaser in writing. The monthly tonnage requirement shall be provided to the Seller sixty
(60) days prior to the commencement of the Contract Year; however, upon thirty
(30) days advance notice by the Purchaser, the number of Tons of coal to be delivered in a particular month may be increased or decreased by the Purchaser by up to 16,000 Tons. The total quantity of coal to be sold and purchased hereunder shall not be less than 1,350,000 Tons nor more than 1,500,000 Tons in Contract Year 1999. The total quantity of coal to be sold and purchased hereunder shall not be less than 1,350,000 Tons nor more than 1,750,000 Tons in either of the 2000 or 2001 Contract Years, to the extent said option years are exercised by the Purchaser as defined in Section 1.2 (b), unless otherwise agreed in writing by the parties.

         (a) The Seller has the right to ship coal from the Sentinel, Sawmill and/or Juliana operations in fulfillment of its obligations under Article 1.3 of the Agreement, provided, however, that the Purchaser shall be advised of the origin of each Shipment at the time monthly loading schedules are








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established in accordance with Section 1.5 and price for said coal shall be in accordance with Section 4.1.

         (b) Spot Market Coal Option. Purchaser shall advise the Seller of the amount of spot market coal which Seller has the option to provide during a specified period. Seller shall have the option to furnish all or a part of the spot market coal specified by the Purchaser. Seller hereby agrees to furnish all or part of said specified spot market coal, as offered as available by the Purchaser, at a [*] (1) price.

         Spot market coal prices and quantity will be determined from competitive proposals received in response to formal written request for proposals. The quality of coal upon which the proposals shall be solicited will be suitable for normal plant operation. Purchaser will apply its normal competitive bid and evaluation process to all bids received from suppliers from which the Purchaser would be willing to enter into an agreement, on a delivered cost ($/mmBTU) basis, for the purchase of spot market coal. The delivered cost ($/mmBTU) for the spot market coal proposals, reflecting evaluated costs associated with the coal quality parameters guaranteed, will be adjusted to a BTU equivalent dollar per ton ($/ton) value based on the Seller's BTU guarantee in Section 2.1, also reflective of evaluated costs associated with the coal quality parameters guaranteed in Section 2.1. The Seller's spot market coal price will be computed by calculating the lowest BTU equivalent delivered price ($/ton) and then subtracting the cost of transportation per ton of coal from the Seller's producing facility to the Chalk Point, Dickerson and/or Morgantown Generating Station and [*](1). Purchaser shall notify Seller of spot market coal price option ten (10) days prior to the placement of each month's spot market coal requirements and Seller shall notify Purchaser of it's intent to




-------------------------
(1) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.


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exercise or not exercise the spot market coal price option for all or any of the specified quantity within five (5) days of said notification.

         Spot tonnage purchased under this Section 1.3(b) will not be considered as Tonnage shipped under Section 1.3. All other provisions of this Agreement shall apply to any spot tonnage purchased under this Section 1.3(b).

         (c) In the event that the generation of electricity through use of coal at the Morgantown Generating Station is reduced or suspended for a period of three (3) days or longer for any reason, the amounts of coal to be purchased and sold hereunder shall be adjusted at the Purchaser's discretion, in the same ratio as that which the reduction or suspension bears to the Purchaser's coal use forecast for the month prior to the conditions giving rise to the reduction or suspension for the Morgantown Generating Station for the period of time that the reduction or suspension is in effect.

         (d) Adjustments pursuant to (c) above shall remain in effect for so long as the coal-fired generation reduction or suspension is in effect. Coal shipments excused pursuant to (c) above shall only be made up by mutual consent, at such times and in such quantities as specified by the Purchaser.

         1.4 - Continuity of Supply. The Seller recognizes that the Purchaser requires a continual supply of coal in order to operate the coal-fired units at its Morgantown Generating Station, and that failure to deliver coal of the quantity and quality as provided in this Agreement will severely hamper the Purchaser in fulfilling its obligations to its customers, and that no damages paid to the Purchaser in lieu of satisfactory coal deliveries can be adequate. Therefore, if the Seller fails to ship coal of the quality and in the quantity specified by this Agreement within a scheduled month, subject to Section



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2.3 - Suspension and Termination for Unsatisfactory Coal, Section 2.4 - Rejected
Shipments of Coal, and Section 7.1 - Force Majeure, the Purchaser shall have the right, in addition to any other right or remedy available to the Purchaser under this Agreement, to make commercially reasonable purchases of coal of similar quality from other sources in sufficient quantity to satisfy the requirements of the Agreement. If the delivered price (per million BTU) paid by the Purchaser for such coal, (which price shall include transportation costs and other associated costs) exceeds the delivered price (per million BTU) that would have been paid under this Agreement, the Seller shall reimburse the Purchaser the excess amount paid.

         Except as otherwise provided in the Agreement, Seller shall furnish coal from the mines and loading points identified in Section 1.10. Seller may ship from time to time all or any part of the coals to be sold and shipped hereunder from such other mines as it or its affiliates now have or may develop, or any sources whatsoever, whether or not such coal is mined from reserves owned or controlled by Seller provided that (i) Seller shall give notice to, and receive from, Purchaser prior to scheduling and loading such Shipments on an individual basis; (ii) Seller shall furnish to Purchaser authorization from the supplier of the coal for Seller to ship such coal, (iii) such coal shall meet all quality specifications of Article 2; and, (iv) Purchaser shall have the sole option and discretion to permit or approve such Shipments on an individual basis. Nothing herein shall be construed as obligating Purchaser to accept such coal tendered by the Seller pursuant to this provision, however, such approval shall not be unreasonably withheld.

         Seller shall be solely responsible for the acquisition of such substitute coal and shall hold Purchaser harmless from any claim arising in connection therewith. In the event the delivered cost per ton for coal shipped from such sources, shall be greater than that which would have applied, had



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the coal been shipped from the sources identified in Section 1.10, all such excess costs are to be borne by Seller.

         1.5 - Monthly Schedules. The Purchaser shall provide Seller with monthly loading schedules established no later than the twentieth (20th) day of the month preceding each month in which the Purchaser intends to have the Seller load Shipments of coal. The Purchaser will use reasonable efforts to schedule Shipments evenly throughout the week and month. The Purchaser will schedule, as appropriate, the Seller to load trains of empty cars assuming seven (7) days per week operations.

         1.6 - Monthly Schedules - Flexibility. It is understood by the parties that the monthly schedules are subject to change on a continuing basis and the parties agree to cooperate with each other in accommodating such changes in the monthly schedules as may be reasonably practicable and necessary due to the needs of the parties. The Purchaser may cancel or change a scheduled loading, and notice of such cancellation or change will be given as far in advance as is commercially reasonable and practical.

         1.7 - Failure to Make Shipments of Coal. If the Seller fails in any month to ship the amount of coal required by Section 1.3, or Purchaser rejects coal pursuant to Section 2.4, the Purchaser may require the Seller to make up such deficiency in the following manner: the Seller shall increase the Shipments within the time period set by the Purchaser following such deficiency until such deficiency is eliminated, unless otherwise mutually agreed by the Seller and the Purchaser. If the Seller fails to correct such deficiency in the manner described above, then the Seller shall be considered in default of this Agreement. The price for such made up coal shall be the contract price in effect when the coal should have been shipped or the current contract price, which ever is less.


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         1.8 -  Transportation. The Purchaser shall arrange and pay for the transportation of coal sold hereunder. Shipments of coal shall be made using open-top railroad cars provided by the Purchaser or the provider of transportation.

         (a) The Purchaser will schedule Shipments in advance of desired delivery, and will provide the Seller with appropriate tariff or contract information concerning loading procedures. Shipping notices shall be forwarded to the Purchaser by facsimile transmission within twenty four (24) hours of the Shipment. The telephone number for this facsimile transmission is (202) 872-3089. Unless otherwise notified by the Purchaser, the Seller shall tender each Shipment hereunder on a bill of lading or mine card that shows the Purchaser's rail transportation contract number. The Seller will inform the Purchaser as far in advance as possible when such Shipments cannot be loaded as scheduled, which notice shall include the reason(s) therefor.

         (b) The Seller shall maintain ample railcar siding space and railcar loading equipment. Shipments shall be standardized with approximately eighty
(80) cars of seven thousand eight hundred (7,800) Tons minimum weight. The minimum weight for each loaded car in a Shipment will be 95% of the nominal car capacity as determined by the UMLER file. The Seller shall comply with the Carrier's reasonable instructions regarding the height and distribution of the load, weight of coal, and other matters which the Carrier may deem necessary for safe transportation.

         Coal shipped under the terms of this Agreement shall be loaded in unit train Shipments as identified above in twenty-four (24) consecutive hours (or less) at the Producing Facility's tipple specified in Section 1.10 and comply with all criteria specified by the Carrier for trainload rates.

         (c) The Seller shall reimburse the Purchaser for any increased transportation costs, including detention, resulting from the Seller's failure to comply with railroad criteria for loading individual



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railcars and unit trains and shall also indemnify and hold the Purchaser harmless from any damages and costs resulting from its improper loading of railcars.

         1.9 - Reserves. The Seller represents and covenants that the Producer owns or has leased under valid coal leases, sufficient reserves of coal identified in Section 1.10 necessary to meet the Seller's obligations under this Agreement and warrants that it has good title to all coal delivered hereunder. The Seller's current reserves are identified in Section 1.10. Upon reasonable request, the Seller will provide the Purchaser with detailed information concerning the operation and quality of the reserves referred to in this Article.

         The Seller warrants that throughout the term hereof it will not sell coal to others from the reserves described in Section 1.10 if to do so would impair or jeopardize its ability to fulfill its obligations to the Purchaser. The Seller undertakes not to claim or assert, and does hereby waive, any excuse for nonperformance of its obligations under this Agreement founded on impracticability of performance or changed market conditions.

         1.10 - Producing and Loading Facilities. Except as otherwise provided herein, the Seller shall furnish coal from the reserves and loading facilities identified below:



             Mine Name: Sentinel

             Parent Company: Anker Group, Inc.

             Producer: Philippi Development Division

             Mining/Operating Company: Anker West Virginia Mining Company, Inc.
                                        (MSHA ID # 46-04168)

             Mine(s) Location: Philippi, West Virginia

             Location of Reserves (County and State): Barbour, West Virginia




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             Estimated Recoverable Reserves: 48 million Tons

             Seams: Lower Kittaning

             Originating Railroad: CSX Transportation

             Loading Point (Railroad Designation, County and State): # 78124,
               Barbour County, West Virginia

             Tipple Name: Sentinel

             Freight Rate District: Grafton

             Loading Capacity: 3,000 Tons per Hour; 7,000 to 10,000 Tons in less than four (4) hours; 150 cars per day

             Siding Capacity: 150 car trains

             Sampling Method: 2-stage automatic.  Meets ASTM standards.

             Weighing Capability: Not at this time.

             Mine Name:  Spruce Fork/Sawmill

             Parent Company: Anker Group, Inc.

             Producer: Spruce Fork Division

             Mining/Operating Company: Anker West Virginia Mining Company, Inc.
               (MSHA ID # 46-08622)

             Mine(s) Location: Buckhannon, West Virginia

             Location of Reserves (County and State): Upshur, West Virginia

             Estimated Recoverable Reserves: 30 million Tons

             Seams: Upper Freeport and Middle Kittanning

             Originating Railroad: CSX Transportation

             Loading Point (Railroad Designation, County and State): # 78262,
               Upshur County, West Virginia

             Tipple Name: Sawmill Run

             Freight Rate District: Belington

             Loading Capacity: 7,000 to 9,000 Ton trains in four (4) hours



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             Siding Capacity: 90 car trains

             Sampling Method: 2-stage automatic. Meets ASTM standards.

             Weighing Capability: Not at this time.

             Mine Name:  Juliana

             Parent Company: Anker Group, Inc.

             Producer: Juliana Mining Company, Inc.

             Mining/Operating Company: Juliana (MSHA ID # 46-08288)

             Mine(s) Location: Cowen, West Virginia

             Location of Reserves (County and State): Webster, West Virginia

             Estimated Recoverable Reserves: 77 million Tons

             Seams: Middle Kittanning

             Originating Railroad: CSX Transportation

             Loading Point (Railroad Designation, County and State):  # 78424,
                            Webster, West Virginia

             Tipple Name: Juliana #1

             Freight Rate District: Northern Gauley

             Loading Capacity: 7,000 Tons in six (6) hours; 90 Cars in eight
               (8) hours

             Siding Capacity: 90 car trains

             Sampling Method: 2-stage automatic.  Meets ASTM standards.

             Weighing Capability: Not at this time.


                                    ARTICLE 2

                     QUALITY, ANALYSIS AND PRICE ADJUSTMENTS

         2.1 - Specifications. The monthly weighted average of coal sold hereunder shall meet the following quality parameter guarantees on an ASTM As-Received Basis:



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
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                THE SEL
           QUALITY PARAMETER                     ASTM STANDARD                                   LER'S
                                                                                               GUARANTEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            SENTINEL            SAWMILL             JULIANA
-----------------------------------------------------------------------------------------------------------------------------------
                                                     D3173
Moisture, Wt %                                       D3302                   [*](2)              [*](2)              [*](2)
                                                     D5142
-----------------------------------------------------------------------------------------------------------------------------------

Ash, Wt %                                            D5142                   [*](2)              [*](2)              [*](2)
                                                     D3174
-----------------------------------------------------------------------------------------------------------------------------------

Volatile, Wt %                                       D5142                   [*](2)              [*](2)              [*](2)
                                                     D3175                   [*](2)              [*](2)              [*](2)
-----------------------------------------------------------------------------------------------------------------------------------

Gross Heating Value                                  D3286                   [*](2)              [*](2)              [*](2)
     BTUs/LB                                         D2015
-----------------------------------------------------------------------------------------------------------------------------------

Sulfur, Wt %                                         D4239
                                                     D3177
-----------------------------------------------------------------------------------------------------------------------------------

Sulfur Dioxide                                                               [*](2)              [*](2)              [*](2)
  (SO2) #/mmBTU
-----------------------------------------------------------------------------------------------------------------------------------

Ash Softening Temperature, H=W, Degrees F,           D1857                   [*](2)              [*](2)              [*](2)
Reducing
-----------------------------------------------------------------------------------------------------------------------------------

Grindability, HGI                                    D409                    [*](2)              [*](2)              [*](2)
-----------------------------------------------------------------------------------------------------------------------------------

Size, Inches                                         D4749                   [*](2)              [*](2)              [*](2)
-----------------------------------------------------------------------------------------------------------------------------------



         All coal delivered hereunder shall be free from foreign matter including wood, tramp metal, magnetic material and mine debris. No oil or rock or other adulterant may be added to increase or decrease the natural heat value of the coal. The Seller shall not load coal for the Purchaser's account into any railcars containing foreign material including, but not limited to, coke, iron ore pellets, ballast, etc.




-------------------------
(2) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission


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         Coal shall be loaded to provide a consistent quality throughout the
Shipment with no layer loading.

         Each Shipment of coal shall have an "as-loaded" analysis, which shall be provided to the Purchaser by facsimile transmission within twenty four (24) hours of the loading of the Shipment. The telephone number for this facsimile transmission is (202) 872-3089. Such analysis shall include, but not be limited to, a proximate analysis or tests for all of the following coal quality characteristics: moisture, ash, sulfur, volatile matter, and heating value. In addition, at the direction of the Purchaser, analysis of fusion temperature of ash and Hardgrove grindability index may be required. The Seller's sampling and laboratory analysis must be performed in accordance with ASTM standards.

         2.2 - Quality Analysis. The Seller shall mechanically sample each Shipment during the loading process in accordance with the most current ASTM standards. If mechanical sampling cannot be performed due to equipment unavailability, the Seller shall collect manual samples in accordance with current ASTM standards. All sampling costs shall be borne by the Seller. The Purchaser will have the right to reject any Shipment which the Seller has failed to sample in its entirety or has sampled in a manner not consistent with the above procedures. The Purchaser will have the right to have a representative present to observe the sampling process.

         Any Shipment that has not been sampled, or for which any analytical data are otherwise unavailable, shall be presumed to be of a quality represented by the weighted averages of the analytical data for the current month under this Agreement which were sampled in accordance with this Section 2.2, but only for such characteristics for which actual analytical data are not available for such Shipment.



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         Each sample taken shall be divided into three (3) splits and placed in suitable airtight containers. Two of the splits shall be made available to the Purchaser or forwarded to the Purchaser's agent in accordance with the Purchaser's instructions within twenty four (24) hours on completion of loading. Any analysis of a split must be conducted in accordance with ASTM standards. One split will be analyzed by the Purchaser or Purchaser's Agent at its expense and shall be considered the Governing Analysis. The Purchaser will endeavor to provide the Seller with a copy of the Governing Analysis within two (2) business days of receiving a split for analysis. The second split shall be retained by the Seller and the third split shall be retained by the Purchaser for a period of thirty (30) days after the sample is taken. If the Seller analyzes the second split in accordance with ASTM standards and its analysis differs from the Purchaser's analysis in an amount which is above the then current ASTM repeatability tolerance, the Seller reserves the right to request an analysis of the third split, in which case the Purchaser will forward the third split to an independent commercial testing laboratory not used for analysis of either the Seller's or the Purchaser's splits. Unless the Seller so requests an analysis of the third split, the results of the Purchaser's analysis shall be final and shall govern. If the Seller does request such an analysis, the results obtained from the analysis of the third party independent laboratory shall be final and govern, and an appropriate adjustment based on such results shall be made in the price paid and/or the number of Emission Allowances to be transferred, as appropriate, for the coal sampled. The cost of such analysis shall be borne by the Purchaser if the results differ from the Purchaser's original analysis in an amount which is above the repeatability tolerance designated by the current ASTM standards; otherwise, such cost shall be borne by the Seller.

         The Seller shall have a critical inspection of the mechanical sampling systems performed on an annual basis by an independent testing laboratory and have a copy of the critical inspection



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results forwarded to the Purchaser. Purchaser shall reserve the right to witness said critical inspection.

         2.3 - Suspension and Termination for Unsatisfactory Coal The Purchaser may, upon written notice to the Seller, immediately suspend further Shipments should the Governing Analysis of any Shipment of coal indicate a failure to meet one or more of the quality parameters set forth in Section 2.1 for volatile, ash softening temperature, grindability and size or the following:

                (1)    Moisture Content: [*](3)
                (2)    Ash Content [*](3)
                (3)    BTU Content: [*](3)
                (4)    Sulfur Dioxide Content: [*](3)

         In the event of such suspension, the Purchaser, at its sole discretion, shall decide whether to reduce the Base Quantity for the current Contract Year by the amount of coal so suspended or to require the Seller to make up the suspended tonnage at a later date.

         The Seller shall, within ten (10) days of the date Shipments are suspended, provide written assurance to the Purchaser that conditions causing deviation from such quality characteristics have been corrected and that coal shipped thereafter shall conform to the quality parameters provided in Section
2.1. If no such written assurance by Seller is received within ten (10) days, or if coal shipped after such assurance fails to meet one or more of the guaranteed quality parameters provided for in Section 2.1, then the Purchaser may deem the Seller in default of this Agreement.



-------------------------
(3) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.


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         2.4 - Rejected Shipments of Coal. Any Shipment of coal which indicates one or more of the following shall be deemed rejectable under this Agreement:

                     (1)   Moisture Content:   [*](4)

                     (2)   Ash Content:    [*](4)

                     (3)   Volatile Matter Content: [*](4)

                     (4)   BTU Content:   [*](4)

                     (5)   Sulfur Dioxide Content:   [*](4)

                     (6)   Ash Fusion Temperature

                           Softening, H=W,
                           Reducing ATM.:   [*](4)

         (a) When the Governing Analysis indicates that the coal qualifies for rejection under this Article, the Purchaser may elect to reject such Shipment. If the Purchaser so elects, the Purchaser will promptly notify the Seller and the Seller shall promptly dispose of the rejected coal in such Shipment at the Seller's expense. Such Shipment of coal shall be deemed not to have been delivered for any purpose under this Agreement, and the Seller shall reimburse the Purchaser for any freight charges incurred by the Purchaser with respect to such Shipment.

         In the event of such rejection, the Purchaser, at its sole discretion, shall decide whether to reduce the Base Quantity for the current Contract Year by the amount of coal so rejected or to require the Seller to make up the rejected tonnage at a later date in accordance with Section 2.3.



-------------------------
(4) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         (b) When the Governing Analysis indicates that coal has been received which qualifies for rejection under this Article, the parties recognize that the Seller's violation of this Article is likely to result in losses to the Purchaser that may be difficult to quantify or to remedy adequately. Accordingly, as liquidated damages, the parties agree that the delivered price (including transportation) to be paid for such coal will be reduced, after adjustments as set forth in Section 2.5, by [*] (5) % in the event such coal is rejected due to sulfur dioxide and [*] (5) % in the event such coal is rejected due to BTU, ash, moisture, volatile matter and/or ash fusion. Premiums will not be calculated for any quality parameter on any Shipment deemed to be rejectable.

         2.5 -  Price Adjustments. The price as determined in accordance with
Article 4 shall be adjusted, based on the Governing Analysis, as follows:

         (a) Heating Value (BTU). When the monthly weighted average heating value of the coal Shipments made during a Calendar Month, as measured in accordance with Section 2.2 after adjustments provided for in Section 2.5(c) is greater or less than the BTU/Lb guaranteed in Section 2.1, the price shall be adjusted by the ratio of the monthly weighted average heating value to the guaranteed heating value in BTU/Lb. When the monthly weighted average heating value exceeds the guaranteed heating value, the ratio shall be applied to the Base Price as adjusted per Article 4. When the monthly weighted average heating value is lower than the guaranteed heating value, the ratio shall be applied to the sum of the Base Price as adjusted per Section 4.2 plus the transportation. See Annex A for examples of BTU adjustments.




-------------------------
(5) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         (b) Ash. When the monthly weighted average ash content of the coal Shipments made during a Calendar Month, as measured in accordance with Section
2.2 is more than [*](6) % higher than the ash content guaranteed in Section 2.1, an adjustment shall be made. This adjustment shall be assessed at $ [*](6) per ton for each $ [*](6), or pro rata portion thereof, by which the monthly weighted average ash content of that coal is above the percent ash content guaranteed in Section 2.1. See Annex A for examples of ash content adjustments.

         (c) Moisture. When the monthly weighted average moisture content of the coal Shipments made during a Calendar Month, as measured in accordance with
Section 2.2, is [*](6) % or more greater than the moisture content guaranteed in
Section 2.1, the monthly weighted average heating value of the coal shall be adjusted. This adjustment will consist of a subtraction of [*](6) equivalent BTU/Lb. for each [*](6) %, or any fractional portion thereof, by which the monthly weighted average moisture content of that coal is determined to be above the moisture content guaranteed in Section 2.1. See Annex A for a moisture adjustment example.

         (d) Sulfur Dioxide (SO(2)). When the monthly weighted average of the sulfur dioxide (SO(2)) content of the coal Shipments made during a Calendar Month, as measured in accordance with Section 2.2, exceeds the sulfur dioxide content guaranteed in Section 2.1, an adjustment shall be made. This adjustment shall be assessed for each ton (SO(2)), by which the monthly weighted average sulfur dioxide (SO(2)) content of the coal is determined to be above the sulfur dioxide (SO(2)) content guaranteed in Section 2.1. The Seller shall pay the sulfur dioxide (SO(2)) adjustment as assessed to the Purchaser in equivalent corresponding Emission Allowances. See Annex A for examples of sulfur dioxide (SO(2)) adjustment.




-------------------------
(6) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         When the monthly weighted average of the sulfur dioxide (SO(2)) content of the coal Shipments made during a Calendar Month, as measured in accordance with Section 2.2, is below the sulfur dioxide (SO(2)) content guaranteed in
Section 2.1, an adjustment will be made. This adjustment will be assessed for each ton by which the monthly weighted average sulfur dioxide (SO(2)) content of the coal is below the sulfur dioxide (SO(2)) content guaranteed in Section 2.1. This adjustment shall be assessed in accordance with Annex A.

         The price of one (1) Emission Allowance will be determined by the monthly price of one (1) Emission Allowance as posted by the Cantor Fitzgerald Market Price Index for the month in which the coal Shipments were made. See Annex A for examples of sulfur dioxide (SO(2)) adjustment.

         2.6 - Emission Allowance Transactions.

         (a) During the period [*](7) through [*](7) to the extent said option years are exercised by the Purchaser pursuant to Section 1.2(b), the Purchaser shall provide all required Emission Allowances [*](7). When sulfur dioxide (SO(2)) Emission Allowances remain over [*](7) on average during a calendar month period, the Seller will share, for that calendar month, the cost of the Emission Allowance with the Purchaser [*](7). The Seller will provide [*](7) of all sulfur dioxide (SO(2)) Emission Allowances for monthly averages over [*](7) and received rejectable Shipments of coal as identified in Section 2.4.

         (b) Purchaser shall calculate the Emission Allowances associated with each Shipment separately and advise the Seller of the aggregate amount of Emission Allowances due the Purchaser within fifteen (15) calendar days after the end of each month in which the Shipments were made.

         (c) Seller warrants that all Emission Allowances provided to Purchaser under this Agreement shall be free and clear of any and all Encumbrances. Seller shall indemnify and hold Purchaser harmless from any loss or liability, including reasonable attorneys' fees, resulting from any Encumbrance upon any Emission Allowances provided pursuant to this Agreement except to the extent that such Encumbrance arises from the actions of or obligations assumed by Purchaser.




-------------------------
(7) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         (d) The Emission Allowances must be current calendar year vintage or earlier and are due to the Purchaser within thirty (30) calendar days of the penalty notification, with the exception of those Emission Allowances associated with December Shipments. Emission Allowances for December Shipments are due Purchaser within fifteen (15) calendar days of the penalty notification, and, in no event, no later than January 31 of the following calendar year.

The Seller must include on the EPA Allowance Transfer form 7610-6 the following:

         STEP 1:  Complete Transferor data
         STEP 2:  Complete Transferee data
                  ATS Account #  999900000161
                  Authorized Account Representative (AAR) ID # 000053
                  AAR
                  Phone Number (202)872-2273
                  AAR Fax Number (202)872-2142
         STEP 3:  Sign Transferor block
         STEP 4:  Mark block if applicable
         STEP 5: Enter Emission Allowance Serial Numbers and Total Number of Allowances

         The Seller must include a cover memo stating: (1) the Seller's name;
(2) the Purchaser's Purchase Order Number; and, (3) the Purchaser's Penalty Reference Number.

         The Seller shall send the completed cover memo and EPA form to:

                               Potomac Electric Power Company
                               Attention: Environmental Consultant
                               1900 Pennsylvania Avenue, N.W., Room 705
                               Washington, D.C. 200968-0001.

         (e) If Seller fails to provide the Purchaser with any Emission Allowances required under this Agreement within thirty (30) days after receipt from the Purchaser of the results of the Shipment's Governing Analysis pursuant to Section 2.2 and all data necessary to make the Emission Allowance calculations, or if EPA notifies Purchaser that some or all of the Emission Allowances purported to be transferred are unavailable for transfer and that the transfer therefore cannot be recorded by EPA within the ATS either in whole or in part, Purchaser shall have the right, in addition to any other remedies available at law or in equity, to acquire Emission Allowances in the quantity and having the compliance use dates of the Emission Allowances that Seller failed to have transferred or with respect to which the transfer could not be recorded. Purchaser may, at its option, (1) deduct all costs of acquiring such replacement Allowances (including reasonable brokerage and attorneys' fees) from any amounts Purchaser would otherwise be obligated to pay to Seller for coal received under this Agreement or (2) demand and receive immediate reimbursement in cash from Seller of all costs of acquiring such replacement Allowances (including reasonable brokerage and attorneys' fees).

             (f) [*](8).

         2.7 - Freeze Conditioning Treatment of Coal. Seller shall provide, at no additional cost, freeze conditioning treatment of all coal Shipments under this Agreement when the temperature at the loading tipple at the time of loading is fourteen degrees F (14(Degree) F) or less between the following periods:
January 1, 1999 through March 15, 1999; December 15, 1999 through March 15, 2000; December 15, 2000 through March 15, 2001; December 15 through 31, 2001. Seller shall provide freeze conditioning treatments of coal Shipments under this Agreement as requested by Purchaser when the temperature at the loading tipple at the time of loading is fifteen degrees F (15(Degree) F) or greater during the above specified periods and Purchaser shall be invoiced at the Seller's cost, to be identified prior to commencement of freeze conditioning treatments.

         The conditioning product shall meet approval requirements of the Carrier and be acceptable to Purchaser.





-------------------------
(8) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         The product shall be applied as a spray at the manufacturer's recommended concentration as the coal is loaded, with uniform distribution throughout the Shipment. A minimum of two (2) pints of solution per ton of coal shall be applied.


                                    ARTICLE 3

                              QUANTITY AND WEIGHING

         3.1 - Quantity. The coal shipped hereunder shall be weighed by the Carrier.

         (a) All scales and measuring devices are subject to inspection by either party (at its expense) or its designated agent and shall meet the standards set by the National Bureau of Standards Handbook 44 (or its successor publication) and the AAR Scale Handbook. Should either party, at any time, question the accuracy of the weights thus determined, such party shall so advise the other party and may request a demonstration of the accuracy of the scales.

         (b) In the event that the weighing and measuring devices specified above are found to be in error by 1.00% or more, an equitable adjustment in price and settlement shall be made promptly. In this event, the governing weights will be determined by the average of the actual weights per car of the five (5) most recent accurately weighed trainload Shipments from the origin of the Shipment in question, which were equal to or greater than the minimum trainload weight, as identified in Section 1.8 (b), multiplied by the number of cars comprising the trainload Shipment in question, or as may be otherwise mutually agreed by the parties. Seller agrees to maintain a complete and accurate record of weights on all coal loaded at the tipple under consideration under this Agreement and, upon reasonable notice, to make available to Purchaser or its Agents during normal business hours all books, documents, and records sufficient to determine such weights. Unless the Seller and the

Purchaser agree as to a proper correction factor and in the absence of definite information as to when the error began, the adjustment shall be made on the assumption that the error existed for one-half the time between the test pursuant to which error was found and the next preceding test.

          (c) If the Purchaser and the Seller should disagree as to the proper method of inspection, test, calibration or adjustment of their weighing or measuring device, the manufacturer of that device shall be consulted and its recommendation with respect thereto shall be accepted as final.

                                    ARTICLE 4

                                      PRICE


         4.1 - Base Price. The Base Price pursuant to this Agreement, per net Ton of coal in rail cars at the Purchaser's generating facility, without adjustment for quality and exclusive of transportation, shall be as follows:

-------------------------------------------------------------------------------------------------------------------------
                PERIOD                                     MINE                                 PRICE PER TON*
                                                                                           (UNADJUSTED FOR QUALITY)
-------------------------------------------------------------------------------------------------------------------------
                 [*](9)                    Sentinel                                                  [*](9)
                 [*](9)                    Sawmill                                                   [*](9)
                 [*](9)                    Juliana                                                   [*](9)
-------------------------------------------------------------------------------------------------------------------------
                 [*](9)                    Sentinel                                                  [*](9)
                 [*](9)                    Sawmill                                                   [*](9)
                 [*](9)                    Juliana                                                   [*](9)
-------------------------------------------------------------------------------------------------------------------------
                 [*](9)                    Sentinel                                                  [*](9)
                 [*](9)                    Sawmill                                                   [*](9)
                 [*](9)                    Juliana                                                   [*](9)
-------------------------------------------------------------------------------------------------------------------------


- The cost of compliance with Laws (taxes, etc.) shall be adjusted up or down for all necessary costs incurred but the Seller to comply with all federal and state statutes or any other governmental imposition enacted after March 1, 1998 which apply to the coal industry in general as it relates to this Agreement, and are approximately equal in cost to all such producers and which cause the Seller's or Producer's costs for producing and delivering coal to the Purchaser under this Agreement to increase or decrease. If there are changes, the Seller shall compute the cost per Ton of complying with such changes and the amount so determined shall be reflected in the Purchase Price.






-------------------------
(9) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

                                    ARTICLE 5

                              PAYMENTS AND RECORDS


         5.1 - Payments. The Purchaser shall prepare invoices for delivered coal. Payment will be made by the Purchaser for coal shipped and unloaded on a per Shipment basis under this Agreement within thirty (30) days from date of receipt at the generating station. If disputes arise, the Purchaser will pay the undisputed portion of any invoice when due and, upon resolution of the dispute, promptly pay any of the disputed portion mutually agreed by the Seller and the Purchaser to be due.

         (a) Except as provided for in Section 1.7, invoices will be prepared by the Purchaser on the basis of the price in effect on the date when the coal was shipped using coal weights as determined in accordance with Article 3.

         (b) The Purchaser may deduct from the amount due Seller hereunder, any amount owed to Purchaser for excess transportation or other coal procurement costs incurred by Purchaser pursuant to Section 1.4 or any amount of increased transportation costs to be reimbursed to Purchaser under Section 1.8(c).

         5.2 - Records. For recording purposes, determination of quantity, quality, and price, unless otherwise agreed, shall be based on the coal shipped within each calendar month to Purchaser's Generating Stations. A calendar month shall begin at 12:00 midnight Eastern Time on the last day of the preceding month and end at 12:00 midnight Eastern Time on the last day of the current month.

         The Seller shall maintain, during the term of this Agreement, for the length of time required by such regulatory agencies as may have jurisdiction, books, accounting records, documents, and other evidence pertaining to (i) its obligations under this Agreement, including without limitation, information relating to the Producing Facilities, and (ii) all amounts charged under this Agreement. Upon the written request of the Purchaser, the Seller shall make available such records at its office and/or other facilities at any reasonable time or times for inspection by the Purchaser or for inspection or audit by the Purchaser's authorized representatives.


                                    ARTICLE 6

                                 CONFIDENTIALITY

         The parties shall not disclose the terms of this Agreement, including, but not limited to, the Base Price, or any confidential information of the other party obtained as a result of this Agreement (collectively, "Confidential Information") to a third party except: (i) as required by any federal or state governmental agency; (ii) as required by court order provided that the party subject to the court order has notified the other party of such order prior to disclosing the Confidential Information; (iii) to a parent, subsidiary or other affiliated company; (iv) to an investment or financial advisor or an auditing firm for proper public financial reporting and/or accounting of a party provided that such investment or financial advisor or auditing firm agrees to be bound by these confidentiality provisions; or (v) to a prospective transferee of all or part of the party's business, properties or assets provided that the prospective transferee agrees to be bound by these confidentiality provisions. The obligations of the party receiving the other party's Confidential Information shall also include, but not be limited to, using the Confidential Information exclusively in connection with performing its obligations under this Agreement and not any other purposes, taking all necessary actions and precautions to prevent the disclosure, use, or copying of Confidential Information in any manner contrary to the terms of this Agreement, and revealing the Confidential Information only to those employees, representatives and Agents who need to know the Confidential Information in order to assist in the performance of the obligations of this Agreement and who have agreed to comply with the confidentiality obligations of this Agreement. The receiving party is responsible for any breach of this Agreement by its representatives.

         6.1 - Right to Equitable Relief. Each party acknowledges the value of the Confidential Information to the other party and the inadequacy of money or damages in the event of breach or threatened breach and agrees that, in addition to any other remedies, rights and relief, the other shall be entitled to obtain an injunction against a breach of these confidentiality obligations from any court of competent jurisdiction immediately upon request, without being required to post a bond or prove that damages are inadequate.

                                    ARTICLE 7

                                   LIMITATIONS

         7.1 - Audit and Review. The Purchaser may elect at any time during the term of this Agreement, as defined in Section 1.2, to perform a financial/management review to ascertain the Seller's continued ability to fulfill its obligations under this Agreement.

         If the Purchaser elects hereunder to perform said financial/management review, the financial/management review of the Seller shall be made by a competent and disinterested third-party, unaffiliated with either the Seller or the Purchaser. Such party shall be selected by the Purchaser, subject to Seller's approval, and shall agree in writing to keep confidential all data supplied by the Seller and to refrain from using said data for any purpose other than the review hereunder. The cost of the reviewing party or shall be borne by the Purchaser.

         7.2 - Force Majeure. "Force Majeure" as used herein shall mean a cause beyond the control of the Seller or the Purchaser, as the case may be, which wholly or partially prevents the mining, loading or delivery of the coal from the Seller's mine, or the receiving, transporting or delivering of the coal by the railroads, or the acceptance, unloading, storing or burning of the coal by the

Purchaser at its destination. Examples of Force Majeure, but only as beyond the control of the Seller or the Purchaser, as the case may be, are included but are not limited to the following: Acts of God; acts of the public enemy; insurrections; riots; strikes; labor disputes; shortage of supplies; fires; explosions; floods; breakdowns of or damage to plants, mines, equipment or facilities; unusual loss of electric load; unanticipated departure from the Purchaser's forecast of its generation of electricity on a plant or system wide basis; interruptions to or contingencies of transportation; embargoes; orders or acts of civil authorities (including, without limitation, a city or county ordinance or regulation, regulation or order of local, state or Federal agencies, an act of state legislature, or an act of the United States Congress) or military authority.

         If because of Force Majeure either the Purchaser or the Seller is unable to carry out its obligation under this Agreement, and if such party promptly gives the other party hereto written notice of such Force Majeure, then the obligations of the party giving such notice and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such Force Majeure.

         If during the term of this Agreement, any legal restrictions are imposed which restrict the Purchaser from bringing into the jurisdiction where the Purchaser's generating plant is located, or burning the coal supplied by the Seller under this Agreement, any such restriction shall at the sole option of the Purchaser be deemed to be an event of Force Majeure under this Agreement. The Purchaser may elect but shall not be required to mix the coal supplied by the Seller under this Agreement with other coal or with any other types of fuel in order to avoid legal restrictions on burning the coal. Also, the Purchaser may elect at its sole option but shall not be required by this Agreement to modify or otherwise change the configuration of its generating plant to avoid such restrictions. The Seller shall cooperate with the Purchaser in any such efforts, and the provisions of Section 1.2 shall be modified as necessary to accommodate the results thereof.

         The Purchaser may elect to respond to the aforedescribed restrictions by physical modification of its Morgantown Generating Station and/or modification of its specifications for coal to be burned. In the event of modification of the specifications for coal to be burned, the Purchaser shall give written notice of the revised specifications, and the total consumption of coal of the Morgantown Generating Station which is to be of such revised specifications, to the Seller not less than six (6) months prior to the implementation of such revised specifications. The Seller shall inform the Purchaser within sixty (60) days after such notice is given as to whether or not the Seller is capable of supplying coal having such specifications. In the event that the Seller informs the Purchaser that the Seller is not capable of supplying such coal, the annual quantity to be purchased under Section 1.2 shall be reduced in the same proportion as the average percentage of said total annual consumption which is to be of such revised specifications bears to the average total annual consumption prior to the implementation of such revised specifications. Such reduction in annual quantity shall be deemed to be a condition of Force Majeure, and shall be effective not later than the end of the six (6) months period following the Purchaser's written notice of the change in specifications.

         If the Seller shall inform the Purchaser that the Seller is capable of supplying coal meeting the revised specifications, the parties hereto agree to promptly enter into good-faith negotiations to mutually agree upon modifications to the Agreement to provide for a percentage of the annual quantity of coal to be supplied hereunder to be of the revised specifications. That percentage shall be the same as the percentage of the total annual consumption of the Morgantown Generating Station which is to be of such revised specifications. This Agreement shall remain in full force and effect as to the remaining annual quantity to be provided hereunder. The parties further agree that in the event the parties are unable to mutually agree to such modifications, the annual quantity to be supplied under the Agreement shall be reduced at the end of the six (6) months period following the Purchaser's written notice of the change in specifications by this same percentage. Such reduction shall be deemed to be a condition of Force Majeure.

         A party affected by Force Majeure promptly shall notify the other party of the cause and expected duration thereof, and shall use due diligence, within the limitations set forth above, to remove the cause or lessen its effect with reasonable dispatch; provided, however, that nothing herein shall be construed to require the Purchaser to enter into a new fuel supply or transportation agreement, or to waive any rights it otherwise may have under other contracts or agreements, or to require either party to enter into what it deems to be an unfavorable labor agreement or settle a labor strike or lockout on terms not acceptable to it. The Purchaser, if it so elects, shall have the right during any the Seller's event of Force Majeure to purchase coal from other sources and the Seller, if it so elects, shall have the right during the Purchaser's event of Force Majeure to sell coal to others.

         Upon removal of the cause of Force Majeure, the parties shall resume fulfillment of their obligations as applicable and in accordance with then-current schedules. At its option, the Purchaser may (but shall not be required to) purchase, and the Seller agrees to sell, the number of Tons of coal that the Purchaser did not buy during the Force Majeure period. If the event of Force Majeure causes only a partial reduction in the total quantity of coal the Seller is able to deliver, the Seller shall deliver to the Purchaser its pro rata share of coal produced from the reserves affected during the period of such partial reduction.

         7.3 - Termination. This Agreement may be terminated in advance of expiration of the term as provided in Section 7.2 - Force Majeure or Section 8.2
- Default. Notwithstanding any such termination, Seller shall remain obligated to transfer allowances to Purchaser in accordance with Section 2.6 of this Agreement for any Contract Year or part thereof in which Purchaser purchases and accepts coal from Seller under this Agreement.

         7.4 - Assignment. Neither party may assign its rights, obligations and interests under this Agreement without the non-assigning party's written consent (which consent shall not be unreasonably withheld), unless the assignment involves the transfer of all or part of the business, properties or assets of the assignor by merger, consolidation, divestiture or sale of assets as long as the assignee remains liable for the performance of the assignor's responsibilities or obligations hereunder. The covenants, terms, provisions and conditions of this Agreement shall apply to, bind and inure to the benefit of the respective successors and permitted assigns of Seller and Purchaser.

         7.5 - Interpretation. The paragraph headings included in this Agreement have been used solely for convenience and shall not be used in conjunction with the interpretation of this Agreement.

         7.6 - Severability. Should any provision of this Agreement be determined by the courts to be illegal or in conflict with any law, the validity of the remaining provisions shall not be impaired.

                                    ARTICLE 8

                                    REMEDIES

         8.1 - Failure to Perform. In the event of failure to perform by the Seller, the Purchaser shall have the right to proceed at law or in equity to seek specific performance and/or injunctive relief where default by the Seller would deprive the Purchaser of a necessary supply of coal and, because of market conditions or otherwise, the collection of damages does not afford the Purchaser an adequate remedy.

         8.2 - Default. A failure by either party to meet any obligation under this Agreement shall be considered default. In the event of any default, the defaulting party shall, within ten (10) days of written notification of said default, provide written assurances satisfactory to the nondefaulting party that the conditions causing the default have been corrected. If no such written assurance is received within ten (10) days or such assurances provided by the defaulting party are deemed in the sole judgement of the nondefaulting party to be unsatisfactory, then the nondefaulting party may, upon written notification to the defaulting party, terminate this Agreement immediately. In the event the Seller is the defaulting party, upon notification by Purchaser of its intent to terminate this Agreement, Seller shall immediately transfer any Emission Allowances due to the Purchaser in accordance with Section 2.6.

         8.3 - Other Disputes. Except as provided in Section 8.1 and Section 8.2, any controversy or claim arising out of or relating to this Agreement which cannot be resolved by negotiation shall be resolved by binding arbitration. Arbitration shall be held in the District of Columbia in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration (the "AAA Rules"); provided, however, that to the extent that the AAA Rules are inconsistent with the terms of this Agreement or the terms of this Agreement are more specific than the AAA Rules, the terms of this Agreement will govern, and provided further, that discovery and motion practice shall be permitted, and that the Federal Rules of Civil Procedure shall govern all such motion practice and discovery, the exchange of exhibits, witness lists and workpapers, and the presentation of evidence by expert witnesses.

         The question or controversy shall be submitted for arbitration to a single competent, disinterested arbitrator, if the parties are able to agree upon such single arbitrator within thirty (30) days after the party requesting arbitration notifies the other party of such request. If a single arbitrator cannot be agreed upon within such thirty (30) day period, a board of three (3) arbitrators shall be used. The arbitrators shall be selected as follows: the party requesting arbitration shall state in writing the question or questions to be submitted for decision and nominate a person to act as one arbitrator. The party receiving such request shall appoint a second arbitrator, within fifteen
(15) days from the date of receipt of the requesting party's notice. The first and second arbitrators shall select a third arbitrator, but if the arbitrators shall be unable to agree upon such a third arbitrator within a period of thirty
(30) days from the date of appointment of the second arbitrator, the third arbitrator shall be appointed upon motion or application of any party to the Chief Judge (or Acting Chief Judge) of the United States District Court for the District of Columbia.

         Upon selection of the arbitration board of either one or three members, the board shall proceed with reasonable diligence to inquire into and determine the questions or controversies at issue, as disclosed in the demanding party's notice and any responses thereto. The board shall give both the Purchaser and the Seller reasonable notice of the time and place (of which the board shall be the judge) at which the board will take such evidence as it may deem reasonable, requiring witnesses to be sworn, and at which the board may hear arguments of counsel or others. If any arbitrator shall decline or fail to act, the party (or parties in the case of a single arbitrator) by whom he was appointed or the judge (in the case of an arbitrator selected through application to the District Court) shall appoint another to act in his or her place.

         After hearing the evidence and arguments submitted by the parties, the board shall state its decision and award, in writing, within thirty (30) days of the final submission by the parties, which decision and award, when delivered to both parties, shall be final. Judgment may be entered upon such decision and award in any court of competent jurisdiction.

         Each party shall bear its own costs incurred in connection with arbitration under this Article, including costs and expenses associated with its appointed arbitrator (in the case of arbitration before a three-member panel). The parties shall share equally the costs and expenses associated with the services of the single, disinterested arbitrator (in the case of a one-member panel) and/or the third member of a three-member panel, as the case may be.

         8.4 - Waiver of Rights. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provision and such provision shall continue and remain in full force and effect as to any such future instance.

                                    ARTICLE 9

                               LAW AND REGULATIONS


         9.1 - Construction. This Agreement shall be governed by and construed under the laws of the District of Columbia.

         9.2 - Governmental Authority. This Agreement and the performance of all provisions thereof is expressly subject to all pertinent legislation, orders, directives and regulations issued now or in the future by any governmental authority having jurisdiction or purported authority to do so; including the review and approval of the Agreement.

         9.3 -  Equal Opportunity. Reference is made to paragraphs (1) through
(7) (The "Equal Opportunity Clause") set forth in Sec. 202 of Executive Order No. 11246 issued by the President of the United States on September 24, 1965 and published on September 28, 1965 in Volume 30 of the Federal Register at Page 12319, as may be amended. By such reference such Equal Opportunity Clause is hereby incorporated in this Agreement as a commitment on the part of the Seller, effective during the performance of this Agreement and its acceptance. For the purposes of such incorporation by reference, such necessary changes in language shall be deemed to have been made in the Equal Opportunity Clause as are appropriate to identify properly the parties and their undertakings. As a result of such Equal Opportunity Clause commitment, the Seller may be obligated to file certain periodic reports required under the above-mentioned Executive Order, including Equal Employment Opportunity Employer Information Report EEO-1, copies of the form of which are obtainable from the Office of Federal Contract Compliance, United States Department of Labor.

         9.4 - Utilization Clause. Reference is made to the small business subcontracting plan requirement set forth in Public Law 95-507, as amended 15 USC 637 (d), and to the Utilization Clause as set forth in 48 CFR 52.219-8 and attached hereto as Annex B. The provisions herein and attached hereto and other applicable requirements, if any, are incorporated in this agreement by reference with the same force and effect as though set forth in full.

                                   ARTICLE 10

                                     NOTICE

         10.1 - Addresses. Notices to a party or its agent required under this Agreement shall be sent in writing to that party or agent at the following address:


         (a)   Supplier:              Anker Energy Corporation
                                      2708 Cranberry Square
                                      Morgantown,  WV   26505
                                      ATTN:  Vice President of Sales

         (b)   Producers:             Anker West Virginia Mining Company, Inc.
                                      2708 Cranberry Square
                                      Morgantown,  WV 26505
                                      ATTN:  President

                                      Juliana Mining Company, Inc.
                                      96 Erbacon Road
                                      Cowen,  WV  26206
                                      ATTN:  President

         (c)   Supplier's Agents:     Courtney F. Foos Coal Company, Inc.
                                      3828 Virginia Beach Blvd. Virginia Beach,
                                      VA 23452
                                      ATTN: Courtney F. Foos, Jr.
                                      By fax: (610) 647-3780
                                      By Internet: cfoosjr@aol.com

                                      African American Coal Company
                                      516 Archibaldwalk,  SE
                                      Washington,  DC  20003
                                      ATTN:  Lawrence C. Smith

         (d)   Purchaser:             Potomac Electric Power Company
                                      1900 Pennsylvania Avenue, NW
                                      Room 708
                                      Washington, DC  20068
                                      ATTN:  Manager, Generation Fuels

         10.2 - Change of Address.  The address for either party given in
Section 10.1 shall be sufficient until formally amended.

         10.3 - Time and Method of Notice. Notice under this Agreement shall be construed as given when sent to the proper address by registered mail; but written notice actually received by other means shall be fully effective. When speed of notice is essential, written notice shall be preceded by other appropriate communication.

                                   ARTICLE 11

                                  MISCELLANEOUS


         11.1 This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior writings, communications, discussions, representations or understandings, whether written or oral.

         11.2 This Agreement may only be altered, amended or modified by a written instrument duly executed by both parties.


                                   ARTICLE 12

                                   ATTACHMENTS


         The following attachments are incorporated into this Agreement by reference:

         Annex A  -  Examples of Price Adjustment Calculations Based on Quality

         Annex B  -  "Utilization Clause"

         Annex C  -  "Guarantee"

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers:


      ATTEST                 SUPPLIER

                             (Anker Energy Corporation)
                             --------------------------
                             By: /s/  Royden L. Loucks
                                 -------------------------
                             Title: Vice President, Transportation
                                    ------------------------------


      ATTEST                 PRODUCER

                             (Anker West Virginia Mining Company, Inc.)
                             ------------------------------------------
                             By:  /s/   Ben Daud
                                  -----------------------------
                             Title:     President
                                   ----------------------------


      ATTEST                 PRODUCER

                             (Juliana Mining Company, Inc.)
                             --------------------------------
                             By:  /s/   Ben Daud
                                  ---------------------------
                             Title:     President
                                   --------------------------


      ATTEST                 SUPPLIER'S AGENT
                             (African American Coal Company, Inc.)
                             -------------------------------------
                             By: /s/  Illegible
                                 ---------------------------------
                             Title:
                                   ---------------------------


      ATTEST                 SUPPLIER'S AGENT
                             (Courtney F. Foos Coal Company, Inc.)
                             -------------------------------------
                             By:  /s/  Illegible
                                  ----------------------------
                             Title:
                                   -----------------------


      ATTEST                 PURCHASER

                             (Potomac Electric Power Company)
                             --------------------------------
                             By: /s/  Illegible
                                 ---------------------------
                             Title:
                                   -----------------------